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                                                                    EXHIBIT 10.2



                              TAX SHARING AGREEMENT


        This Agreement dated as of ____________, 2002 is entered into between Gen-Probe Incorporated, a Delaware corporation ("Gen-Probe"), and Chugai Pharma USA, LLC, a Delaware limited liability company ("CPUSA").

                                    RECITALS

        WHEREAS, CPUSA, prior to its conversion from a corporation into a limited liability company (it being understood that references herein to CPUSA shall include references to CPUSA prior to its conversion into a limited liability company) was a member of the affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Consolidated Group") of which Gen-Probe is the common parent, and, prior to the merger of Gen-Probe Holding Company, Inc. ("GHC") into Gen-Probe, GHC was the common parent; and

        WHEREAS, the parties hereto desire to set forth and confirm in this Agreement certain provisions relating to the allocation of tax liabilities for years in which CPUSA (prior to its conversion into a limited liability company) was included in the Consolidated Group ("Consolidated Years").

        The parties agree as follows:

1.      Filing of Consolidated Returns and Payment of Consolidated Tax
        Liability.

        For the 2001 taxable year and for the portion of 2002 during which CPUSA is included in the Consolidated Group, Gen-Probe shall include CPUSA in the consolidated federal income tax returns it files as the common parent corporation (or as the successor by merger to the common parent) of the Consolidated Group (the "Consolidated Returns," which term shall include consolidated federal income tax returns filed by the Consolidated Group for years prior to 2001),

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and shall file any other documents and take any other actions necessary or appropriate to effect the filing of such returns. For the Consolidated Years, Gen-Probe shall pay the entire federal income tax liability of the Consolidated Group, and shall indemnify and hold harmless CPUSA against any such liability; provided, however, that CPUSA shall make payments to Gen-Probe or receive payments from Gen-Probe as provided in this Agreement in settlement of CPUSA's share of the federal income tax liability of the Consolidated Group.

2.      CPUSA Share of Consolidated Group Liability.

        For 2001 and the portion of 2002 in which CPUSA is included in the Consolidated Group, CPUSA's share of the Consolidated Group's federal income tax liability (the "CPUSA Separate Return Liability") shall be equal to the product of (x) the amount of federal income tax liability which CPUSA would have incurred if it had filed a separate return prepared in a manner consistent with the manner in which items of income, deduction, gain, loss and credit attributable to CPUSA ("CPUSA Consolidated Return Items") are reflected in the Consolidated Return with any deferred intercompany transactions being taken into account at the time such transactions are actually reflected in the Consolidated Return and CPUSA's short taxable year resulting from its ceasing to be a member of the Consolidated Group being treated as its taxable year for this purpose, multiplied by (y) a fraction, the numerator of which is the actual consolidated federal income tax liability of the Consolidated Group and the denominator of which is the sum of the positive liabilities described in clause (x) for each member of the Consolidated Group; provided that, if the fraction described in clause (y) is greater than 1, then the CPUSA Separate Return Liability shall be equal to the amount described in clause (x).

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3.      Payment of CPUSA Separate Return Liability.

        For 2001 and the portion of 2002 in which CPUSA is included in the Consolidated Group, CPUSA shall make periodic payments to Gen-Probe in such amounts as, and on such dates as, CPUSA would have been required to make estimated federal income tax payments if it had filed a separate return (treating CPUSA's short taxable year resulting from its ceasing to be a member of the Consolidated Group as its taxable year for this purpose), and the balance of the CPUSA Separate Return Liability shall be paid by CPUSA to Gen-Probe on the date such taxes would be due. The parties acknowledge that CPUSA has heretofore paid to Gen-Probe $0 with respect to the CPUSA Separate Return Liability for 2001 and 2002. To the extent that the actual CPUSA Separate Return Liability (determined in accordance with Section 2 above) exceeds or is less than the amount theretofore paid by CPUSA, CPUSA or Gen-Probe, as appropriate, shall pay the difference to the other party within 15 days after the Consolidated Return is filed.

4.      Returns, Audits, Refunds, Litigation, and Adjustments.

        (a) Returns. Except as otherwise provided herein, Gen-Probe shall have exclusive and sole responsibility for the preparation and filing of the Consolidated Returns and any other returns, amended returns and other documents or statements required to be filed with the Internal Revenue Service (the "IRS") in connection with the determination of the federal income tax liability of the Consolidated Group. Gen-Probe shall provide CPUSA with copies of the relevant portions of all such returns, documents and statements which are related to the items of income, deduction, gain, loss and credit of CPUSA promptly upon filing thereof. To enable Gen-Probe to prepare the returns, CPUSA shall timely provide Gen-Probe with whatever information Gen-Probe reasonably requests. Appropriate personnel of Gen-Probe responsible for the preparation

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of the Consolidated Return shall be available upon reasonable request to meet with appropriate personnel of CPUSA to discuss all aspects of the Consolidated Return relating to CPUSA Consolidated Return Items and upon request will furnish or make available for inspection any and all documents relating to CPUSA Consolidated Return Items used in preparation of Consolidated Returns (or amendments thereof).

        (b) Audits; Litigations. Except as otherwise provided herein, Gen-Probe will have exclusive and sole responsibility and control with respect to the conduct of any audit or examinations of the returns filed by the Consolidated Group and any litigation with respect thereto, provided, however, that Gen-Probe may not settle any such audit, examination or litigation without CPUSA's consent (which shall not be unreasonably withheld) if such settlement may adversely affect CPUSA's rights to receive or liability for payments pursuant to this Agreement. Gen-Probe shall promptly notify CPUSA of any issues involving CPUSA Consolidated Return Items which arise in the course of an audit or examination of a Consolidated Return of which Gen-Probe has knowledge (including any proposed adjustments that develop during the course of an IRS audit or examination). Thereafter, in the course of any administrative or judicial proceeding, Gen-Probe shall keep CPUSA informed of any material developments in any such proceeding to the extent such developments concern CPUSA Consolidated Return Items, and CPUSA shall provide any information reasonably requested by Gen-Probe in connection therewith.

        (c) Expenses. CPUSA shall reimburse Gen-Probe for all expenses (including, without limitation, legal and accounting fees) incurred by Gen-Probe in the course of proceedings described in paragraph (b) of this Section 4 to the extent such expenses are reasonably attributable to CPUSA Consolidated Return Items.

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        (d) Payments. To the extent that any audit, litigation, or claim for refund with respect to a Consolidated Return results in an additional payment of federal income tax by the Consolidated Group (including any payment of tax made preliminary to commencing a refund claim or litigation) or receipt of a refund of tax or realization of a reduction in federal income tax liability by the Consolidated Group due to adjustment of the treatment of any CPUSA Consolidated Return Item, CPUSA shall pay to Gen-Probe or Gen-Probe shall pay to CPUSA, as appropriate, an amount equal to the additional (or lesser) amount which CPUSA would have been required to pay Gen-Probe or Gen-Probe would have been required to pay CPUSA pursuant to Section 3 of this Agreement if the CPUSA Separate Return Liability were adjusted in a manner consistent with the actual adjustment of the CPUSA Consolidated Return Items. In addition, CPUSA shall pay to Gen-Probe, or Gen-Probe shall pay to CPUSA, an amount equal to any interest, penalties, or additions to tax received or paid by the Consolidated Group with respect to the adjustment of the CPUSA Consolidated Return Items. Any payment pursuant to this Section 4(d) shall be made within 15 days after actual payment of additional tax or receipt of a refund or realization of a reduction in federal income tax liability by the Consolidated Group or CPUSA, or if there is no actual payment of tax, receipt of refund, or realization of a reduction in federal income tax liability, within 15 days after final agreement by Gen-Probe with the IRS on the adjustment.

        (e) Applicability with respect to All Combined Consolidated Returns. The provisions of Section 4(b), (c) and (d) above shall apply to Consolidated Returns and CPUSA Consolidated Return Items for all taxable years in which CPUSA is includable in the Consolidated Group, including taxable years prior to 2001. All determinations with respect to taxable years prior to 2001 shall be made as if Sections 2 and 3 of this Agreement had applied to such years.

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        (f) Tax on Interest on Refunds. Gen-Probe and CPUSA agree that CPUSA shall be liable for any federal, state, and local income tax imposed as a result of receipt or accrual of interest on federal income tax refunds with respect to which CPUSA is entitled to payment pursuant to this Agreement. CPUSA shall indemnify and hold harmless Gen-Probe from and against any federal, state, or local income tax imposed with respect to the receipt or accrual of any such interest.

5.      Consolidated and/or Combined State and Local Income Tax Returns.

        For any taxable year with respect to which CPUSA may be included in any consolidated and/or combined state or local income tax returns, Gen-Probe may include CPUSA in such returns and the provisions of this Agreement shall apply with equal force and effect to such state and local returns.

6.      Verification.

        All amounts due pursuant to this Agreement from CPUSA to Gen-Probe or from Gen-Probe to CPUSA shall be calculated by Gen-Probe; provided, however, that, if CPUSA so requests, such calculations shall be verified by the independent certified public accountants responsible for the certification of Gen-Probe's published financial statements, at CPUSA's cost and expense, and the results of such verification shall be binding on the parties hereto.

7.      Effect of Conversion of LLC into a Limited Liability Company

        For purposes of this Agreement, CPUSA shall be treated as if it were a corporation at all times up to and including the time of the sale by GHC of the ownership interest in CPUSA (which was treated for federal income tax purposes as a sale of all of CPUSA's assets subject to all of its liabilities) to Chugai USA, Inc., notwithstanding the fact that it became a disregarded entity for federal income tax purposes as a result of its conversion into a limited liability

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company; provided, however, that the sale shall be treated for purposes of this
Agreement in accordance with its actual federal income tax treatment as a sale by GHC of CPUSA's assets.

8.      Confidentiality.

        Gen-Probe and CPUSA agree that any information furnished one another pursuant to this Agreement is confidential and, except as and to the extent required during the course of an audit or litigation, shall not be disclosed to other persons.

9.      Successors.

        This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

10.     Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

11.     Headings.

        The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part of or to affect the interpretation of this Agreement.

12.     Counterparts.

        This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

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13.     Notice.

        All notices, claims, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if and when delivered or mailed (registered or certified mail, postage prepaid, return receipt requested), as follows:

        (a)    If to Gen-Probe:

               10210 Genetic Center Drive
               San Diego, California  92121
               Attn:  General Counsel
               Fax:  (858) 410-8637

        (b)    If to CPUSA:

               6275 Nancy Ridge Drive
               San Diego, CA 92121
               Attn:  [___________]

               Fax:  (858) [_______]

or to such other person or address as the party to whom the communication is to be given may have previously indicated to the other party in writing.

14.     Severability.

        If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.

15.     Effect on Prior Agreements.

        This Agreement supersedes any prior agreements between CPUSA and Gen-Probe with respect to liability for federal or state income taxes.

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        IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized officer as of the date first above written.


                                       GEN-PROBE INCORPORATED


                                       BY:
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                                       TITLE:
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                                       CHUGAI PHARMA USA, LLC


                                       BY:
                                          --------------------------------------

                                       TITLE:
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